Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 11, 2019, LeMaitre Vascular, Inc. (“LeMaitre” or “we”) acquired certain assets and a license related to the biologic cardiac and vascular patch business (the “ADAPT Carve-Out Business”) of Admedus Ltd and its subsidiaries (“Admedus”). The following unaudited pro forma condensed combined statements of operations have been prepared to illustrate the effects of the acquisition of the ADAPT Carve-Out Business. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019 combine the historical results and operations of LeMaitre Vascular, Inc. and the ADAPT Carve-Out Business giving effect to the transaction as if it had occurred on January 1, 2018. For purposes of the balance sheet, the unaudited pro forma financial information is presented assuming the acquisition of the ADAPT Carve-Out Business had occurred as of September 30, 2019. The historical financial statements of the ADAPT Carve-Out Business are presented in Australian dollars. Therefore, for purposes of preparing the unaudited pro forma condensed combined financial statements, we converted the historical statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019 using the average exchange rates for the periods indicated. We converted the historical balance sheet as of September 30, 2019 at the exchange rate as of that date. Additionally, the historical financial statements of the ADAPT Carve-Out Business were prepared in accordance with International Financial Reporting Standards as Issued by the International Accounting Standards Board. We have concluded that the differences between those standards and accounting principles generally accepted in the United States of America for the ADAPT Carve-Out Business financial statements are not material, and we have not made any adjustments to conform them.

The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the completion of the acquisition including, but not limited to, the anticipated realization of ongoing savings from operating synergies, and certain one-time charges LeMaitre currently expects to incur in connection with the acquisition, such as costs in connection with integrating the operations of the ADAPT Carve-Out Business. These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the acquisition been completed on the assumed dates or for the periods presented, or which may be realized in the future. Of note, the unaudited pro forma statements of operations differs significantly from management’s estimates of expected results on a combined basis. For example, while the attached pro forma statements include all historical selling, general and administrative expenses incurred by the seller related to their ADAPT business segment, LeMaitre expects to incur only a small portion of those expenses on a go-forward basis, in connection with the hiring of four to six sales and marketing personnel formerly employed by Admedus. Costs of other sales personnel and general administrative personnel of Admedus not hired by LeMaitre, as well as facilities costs, travel costs and other expenses will not be incurred by LeMaitre.

The preliminary purchase price allocation for the acquisition of the ADAPT Carve-Out Business was made using our best estimates of fair value, which are dependent upon certain valuation and other analyses that are not yet final. As a result, the unaudited pro forma purchase price adjustments related to the acquisition are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed during the applicable measurement period under ASC 805 (up to one year from the acquisition date). Any final valuations might result in material adjustments to the preliminary estimated purchase price allocation. The preliminary unaudited pro forma accounting for the business combination has been made for the purpose of preparing the accompanying unaudited pro forma condensed combined financial statements.

The following table summarizes the preliminary fair value of the purchase consideration:

Allocated
Purchase Consideration	Fair Value
(in thousands)
Cash paid at acquisition date	$14,175
Estimated fair value of deferred consideration	1,260
Estimated fair value of contingent consideration	2,141

Total consideration at estimated fair value	$17,576

The following table summarizes the preliminary allocation of purchase consideration to assets and liabilities acquired:

Allocated
Fair Value
(in thousands)
Inventory	$2,253
Equipment and supplies	55
Intangible assets	8,000
Goodwill	7,268
$17,576

 The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	LeMaitre’s audited financial statements and related notes contained within in the Annual Report on Form 10-K for the year ended December 31, 2018; and

•	LeMaitre’s financial statements and related notes contained within Form 10-Q for the three and nine months ended September 30, 2019.

LeMaitre Vascular, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2019

(Amounts in thousands)

	LeMaitre Historical	ADAPT Carve-Out Historical
	as of September 30,	as of September 30,	Pro Forma		Pro Forma
	2019	2019	Adjustments		Combined

Assets
Current assets:
Cash and cash equivalents	$11,719	$-	$(3,175)	(1)	$8,544
Short-term marketable securities	33,177	-	(11,000)	(1)	22,177
Accounts receivable	14,878	1,745	(1,745)	(2)	14,878
Inventory and other deferred costs	36,695	1,566	687	(3)	38,948
Prepaid expenses and other current assets	3,226	-	-		3,226
Total current assets	99,695	3,311	(15,233)		87,773

Property and equipment, net	14,070	1,687	(1,632)	(4)	14,125
Right-of-use leased assets	6,008	1,001	(1,001)	(2)	6,008
Goodwill	32,102	-	7,268	(5)	39,370
Other intangibles, net	16,765	-	8,000	(5)	24,765
Deferred tax assets	1,164	-	-		1,164
Other assets	210	-	-		210
Total assets	$170,014	$5,999	$(2,598)		$173,415

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,670	$2,305	$(2,305)	(2)	$1,670
Accrued expenses	13,390	828	(828)	(2)	13,390
Acquisition-related obligations	2,597	-	938	(6)	3,535
Lease liabilities - short-term	1,666	215	(215)	(2)	1,666
Total current liabilities	19,323	3,348	(2,410)		20,261

Lease liabilities - long-term	4,755	838	(838)	(2)	4,755
Deferred tax liabilities	823	-	-		823
Other long-term liabilities	2,797	-	2,463	(6)	5,260
Total liabilities	27,698	4,186	(785)		31,099

Stockholders’ equity:
Common stock	215	-	-		215
Additional paid-in capital	103,673	-	-		103,673
Net investment by Parent		15,210	(15,210)	(7)	-
Retained earnings	54,117	(13,397)	13,397	(7)	54,117
Accumulated other comprehensive loss	(4,894)	-	-		(4,894)
Treasury stock, at cost	(10,795)	-	-		(10,795)
Total stockholders’ equity	142,316	1,813	(1,813)		142,316
Total liabilities and stockholders’ equity	$170,014	$5,999	$(2,598)		$173,415

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

LeMaitre Vascular, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For Year Ended December 31, 2018

(Amounts in thousands, except per share amounts)

	LeMaitre Historical	ADAPT Carve-Out Historical
	Year Ended December 31,	Year Ended December 31,	Pro Forma		Pro Forma
	2018	2018	Adjustments		Combined

Net sales	$105,568	$8,271	$(573)	(1)	$113,266
Cost of sales	31,629	2,976	(287)	(1)	34,318

Gross profit	73,939	5,295	(286)		78,948

Selling, general and administrative expenses	45,007	14,447	1,083	(2)	60,531
			(6)	(5)
Research and development	8,197	-	-		8,197
Gain on divestitures and acquisitions	(7,474)	-	-		(7,474)

Total operating expenses	45,730	14,447	1,077		61,254

Income from operations	28,209	(9,152)	(1,363)		17,694

Other income (expense):
Interest income	631	-	(209)	(3)	422
Interest expense	(2)	-	-		(2)
Foreign currency gain (loss)	(394)	274	-		(120)

Income before income taxes	28,444	(8,878)	(1,572)		17,994
Provision for income taxes	5,501	-	(2,613)	(4)	2,888

Net income	$22,943	$(8,878)	$1,041		$15,106

Earnings per share of common stock:
Basic	$1.18				$0.78
Diluted	$1.13				$0.75

Weighted-average shares outstanding:
Basic	19,426				19,426
Diluted	20,242				20,242

Cash dividends declared per common share	$0.28				$0.28

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

LeMaitre Vascular, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2019

(Amounts in thousands, except per share amounts)

	LeMaitre Historical	ADAPT Historical
	Nine months ended	Nine months ended
	September 30,	September 30,	Pro Forma		Pro Forma
	2019	2019	Adjustments		Combined

Net sales	$87,062	$6,165	$(867)	(1)	$92,360
Cost of sales	27,117	2,469	(433)	(1)	29,153

Gross profit	59,945	3,696	(434)		63,207

Selling, general and administrative expenses	36,913	9,275	812	(2)	46,726
			(274)	(5)
Research and development	6,777	-	-		6,777

Total operating expenses	43,690	9,275	538		53,503

Income from operations	16,255	(5,579)	(972)		9,704

Other income (expense):
Interest income	574	-	(190)	(3)	384
Foreign currency gain (loss)	(338)	10			(328)

Income before income taxes	16,491	(5,569)	(1,162)		9,760
Provision for income taxes	3,170	-	(1,683)	(4)	1,487

Net income	$13,321	$(5,569)	$521		$8,273

Earnings per share of common stock:
Basic	$0.68				$0.42
Diluted	$0.66				$0.41

Weighted-average shares outstanding:
Basic	19,731				19,731
Diluted	20,277				20,277

Cash dividends declared per common share	$0.255				$0.255

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Footnotes to the Unaudited Pro Forma Condensed Combined Balance Sheet

Pro forma adjustments may be estimates and are included:

(1)	to record cash consideration paid by LeMaitre Vascular, Inc. for the acquisition Of $14.2 million.

(2)	to remove assets and liabilities not acquired by LeMaitre Vascular, Inc. under the asset purchase agreement.

(3)

to adjust acquired inventory to fair value as of the acquisition date. Raw materials inventory was valued at estimated current replacement costs, which is equal to the carrying value. Finished goods inventory was valued at the estimated selling price less the sum of costs to sell the product and a reasonable profit margin.

(4)	to remove property and equipment not acquired by LeMaitre under the asset purchase agreement and to adjust the acquired items to fair value as of the acquisition date.

(5)	to record the estimated identifiable intangible assets and goodwill from the acquisition

(6)	to record deferred and contingent purchase consideration for the acquisition

(7)	to reverse the ADAPT Carve-Out Business historical equity balances

Footnotes to the Unaudited Pro Forma Condensed Combined Statements of Operations

Pro forma adjustments may be estimates and are included:

(1)

to adjust for certain revenue and associated cost of revenue not acquired by LeMaitre. These revenues relate to customer relationships to be retained by the seller, and the pro forma adjustment amounts were provided by the seller.

(2)	to record amortization expense for the estimated identifiable intangible assets from the acquisition. The preliminary estimate of identifiable intangible assets and their related estimated useful lives are as follows:

	Allocated Fair Value	Estimated Useful Life (in years)	Pro Forma Year Ended December 31, 2018	Pro Forma Nine Months Ended September 30, 2019
	(in thousands)
Customer relationships	$2,600	16.0	$163	$122
Intellectual property	4,350	6.0	726	544
Non-compete agreement	500	5.0	100	75
Tradenames	550	6.0	94	71
Total intangible assets	$8,000		$1,083	$812

(3)	to record the reduction in interest income resulting from the reduced short-term marketable securities balance after payments made for the acquisition. The amount was estimated based on the weighted average interest rate earned by LeMaitre during the period, applied to the cash paid at acquisition assuming it occurred on January 1, 2018.

(4)	to adjust the total tax provision to reflect the estimated effective tax rate of the combined company

(5)	to reverse stock compensation expense relating to stock options issued by Admedus Ltd